Exhibit 14
DEUTSCHE BANK SECURITIES INC.

To:	Kojaian Holdings, LLC (“Holder”)

From:	Deutsche Bank Securities Inc.

Re:	Release of Lock-up Agreement/Acknowledgement to Lock-Up Agreement

Date:	April 3, 2007
In connection with the recent public offering of the common stock of Grubb & Ellis Realty Advisors (the “Company”), Holder is subject to that certain lock-up agreement dated as of February 27, 2006 (“Lock-Up Agreement”) pursuant to which Holder has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any (“Units”), shares of “Common Stock” or “Warrants” for the “Lock-Up Period” (as each of those terms is defined in the Lock-Up Agreement) without the consent of Deutsche Bank Securities Inc. (“Deutsche Bank”).
Deutsche Bank hereby agrees to release Holder from the terms of your Lock-Up Agreement with respect to the Units, Common Stock and Warrants beneficially owned by Holder on the date of the Lock-Up Agreement solely in order to transfer such securities to Kojaian Ventures, L.L.C. (“New Holder”). Accordingly, subject to compliance with the Federal Securities Laws, including Rule 144 under the Securities Act of 1933, as amended, and with any other statutory or contractual provisions by which you may be bound, you may sell or transfer such securities to New Holder any time after this date.
In accordance with the Lock-Up Agreement, New Holder hereby agrees to be a party to such Lock-Up Agreement as though it were an original party thereto.

DEUTSCHE BANK SECURITIES INC.
/s/ Francis M. Windels
Name:	Francis M. Windels
Title:	Director

Kojaian Holdings, LLC
A Michigan limited liability company
BY:	KOJAIAN MANAGEMENT CORPORATION a Michigan corporation its Sole Member

/s/ C. Michael Kojaian

Name: C. Michael Kojaian
Title: Executive Vice President

Kojaian Ventures, L.L.C.
A Michigan limited liability company
BY:	KOJAIAN VENTURES-MM, INC. a Michigan corporation its Managing Member

/s/ C. Michael Kojaian

Name: C. Michael Kojaian
Title: President